                                                                     Exhibit 11

                         PENWEST, LTD. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                   Quarter Ended                     Nine Months Ended
                                                       May 31                              May 31
                                                       ------                              ------

                                               1996              1995              1996              1995
                                               ----              ----               ----             ----
PRIMARY:

Net income                                  $1,030,000        $2,000,000        $3,684,000        $5,910,000
                                            ==========        ==========        ==========        ==========
Weighted average number of
       shares outstanding                    6,844,413         6,748,542         6,856,945         6,767,475

Net effect of dilutive stock options           141,392           209,015           208,420           289,970
                                            ----------        ----------        ----------        ----------

Adjusted shares outstanding                  6,985,805         6,957,557         7,065,365         7,057,445
                                            ==========        ==========        ==========        ==========

Earnings per share                          $     0.15        $     0.29        $     0.52        $     0.84
                                            ==========        ==========        ==========        ==========